Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
F17 OPPENHEIMER BARING CHINA FUND
Accordingly, the following amounts have been reclassified for May 31, 2008. Net assets of the Fund were unaffected by the reclassifications.



                                          REDUCTION TO            INCREASE TO
                                           ACCUMULATED         ACCUMULATED NET
                     REDUCTION TO       NET INVESTMENT          REALIZED LOSS
                  PAID-IN CAPITAL                 LOSS         ON INVESTMENTS
                        ------------------------------------------------------
                         $323,176             $365,856                $42,680